UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2012

Cohu, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-04298	95-1934119
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12367 Crosthwaite Circle, Poway, California	92064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 858-848-8100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

Completion of Purchase of Ismeca Semiconductor Holding SA

On December 31, 2012, Cohu, Inc. (“we,” “us,” “our,” “Cohu” or the “Company”) completed the previously announced acquisition (the “Acquisition”) of all of the outstanding share capital of Ismeca Semiconductor Holding SA (“Ismeca”) from Schweiter Technologies AG (the “Seller”) pursuant to a Share Purchase and Transfer Agreement dated December 9, 2012, by and between the Seller and a wholly owned subsidiary of the Company (the “Purchase Agreement”). Ismeca, headquartered in La Chaux-de-Fonds, Switzerland, and with major operations in Malacca, Malaysia and Suzhou, China, designs, manufactures and sells turret-based test handling and back-end finishing equipment for ICs, LEDs and discrete components. The aggregate purchase price was approximately $57.4 million, comprised of an initial purchase price of $54.5 million, increased by approximately $2.9 million based on estimated net cash and net debt acquired, as required by the Purchase Agreement. Pursuant to the Purchase Agreement, to the extent actual net cash and net debt is later determined to be different than the estimates of net cash and net debt at closing, the purchase price will be adjusted upward or downward accordingly. The material terms of the Acquisition were previously disclosed in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2012.

On January 2, 2013, we issued a press release announcing the completion of the Acquisition. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Cohu intends to provide the audited consolidated financial statements of Ismeca for the required period(s) as specified by Rule 3-05(b) of Regulation S-X by amendment to this Current Report on Form 8-K within the time allowed for such filing by Item 9.01(a)(4) of this Form.

(b)	Pro Forma Financial Information.

Cohu intends to provide pro forma financial information by amendment to this Current Report on Form 8-K within the time allowed for such filing by Item 9.01(b) (2) of this Form.

(d)	Exhibits.

Exhibit No. — 99.1

Press release, dated January 2, 2013 of Cohu, Inc.

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated January 2, 2013 of Cohu, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cohu, Inc.

January 4, 2013	By:	/s/ Jeffrey D. Jones
Name: Jeffrey D. Jones
Title: VP Finance and Chief Financial Officer